Exhibit 10.1
Approved June 6, 2007
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
•	Annual Retainers: $40,000, plus
•	Audit Committee:
•	Chair: $20,000
•	Member: $12,500
•	Other Committee:
•	Chair: $12,500
•	Member: $7,500
Note: These retainers would be payable on a quarterly basis with the first payment of the term being made on or about the June 30 following the date of the annual meeting of stockholders and following the re-election of the director to the board and the designation of committee responsibilities. Amounts would be pro-rated for partial year service.
•	Meeting Attendance: There will be no per meeting fees.
•	Restricted Stock Awards:
•	Initial Election: Number of shares equal to $120,000 (increasing by 5% per year beginning in 2008) divided by the average trading price for the 10 trading days preceding the date of the initial election
•	Annual Award: Number of shares equal to $82,500 (increasing by 5% per year beginning in 2008) divided by the average trading price for the 10 trading days preceding the date of the annual meeting

Note: These awards will be made under the 2006 Equity Incentive Plan on the date of the annual meeting of stockholders and will vest one year following the date of grant. If the director resigns or is removed prior to the vesting, or if director fails to attend 75% or more of the Board and applicable committee meetings during that 12-month period, shares would be forfeited, unless resignation or failure to attend is caused by director’s disability. For GTCR-affiliated directors, cash amount will be paid directly to GTCR in lieu of issuing shares (subject to the same rules on service, attendance, and forfeiture/refunding described above).